Contracts:        Hannah Burns (212)272-2395
                  Amy Morgan (212)272-4418



For Immediate Release


                        THE BEAR STEARNS COMPANIES INC.
                        REPORTS THIRD QUARTER RESULTS;
                  ANNOUNCES NEW CHIEF ECONOMIST, WAYNE ANGELL


New York, New York - April 11, 1994 - The Bear Stearns Companies
Inc. (NYSE;BSC) today announced earnings for the company's third fiscal quarter ended March 25, 1994.

      Net income for the third quarter of fiscal 1994 was $115.5 million, or 93 cents per share, a 5% increase in net income from $110.4 million, or 92 cents per share for the comparable quarter last year. Net income for the first nine months of fiscal 1994 was $354.6 million, or $2.79 per share, a 49% increase in net income from $237.7 million, or $1.99 per share for the comparable period a year ago.

      The company's annualized pre-tax return on equity for the first nine months of fiscal 1994 was 50.3%.

      Chief Executive Officer and President, James E. Cayne, stated "We are gratified by the results for the third quarter. We continue to believe in the strength and stability of the Bear
Stearns franchise. Recent announcements of senior hirings are a reflection of that strength.

      While the fourth quarter is only two weeks old, both the equity and fixed income markets have been subject to extreme volatility. Bear Stearns has been impacted by these conditions resulting in moderate mark-to-market losses. This is not the first time we have suffered losses and it will not be the last. We will continue our efforts to use our capital to sustain the highest return on equity and the highest profit margin in the industry."

      Revenues, net of interest expense, for the quarter ended March 25, 1994 were $653.6 million, a 15% increase from $570.5 million for the comparable quarter last year. For the nine months ended
March 25, 1994, revenues, net of interest expense, were $2.0 billion, a 36% increase from $1.5 billion a year ago.

      Separately, Bear Stearns announced today that Wayne D. Angell has joined the firm as Chief Economist and Senior Managing Director. Mr. Angell is one of the country's most respected economists having just completed an eight-year term as a member of the Federal Reserve Board. At the Federal Reserve he served as Chair of the Board's Committee on Federal Reserve Bank Activities and as Chair of the G-10 Committee on Payment and Settlement Systems.

      Commenting on the new hire, James E. Cayne, said, "We are thrilled that Wayne has decided to join Bear Stearns as Chief Economist and Senior Managing Director. His combined experiences at the Federal Reserve; in politics as a State Legislator; and in education as Chairman of the Economics Department and Dean of Ottawa University, have given him the stature that very few others command."

      In 1956 Mr. Angell began an extended career at Ottawa University as an assistant professor in the Economics Department. He was promoted to full professor and subsequently named Department Chairman, Division Chairman and finally Dean of the College. From 1956 to 1985 and while at Ottawa University, he completed two terms as a director of the Federal Reserve Bank of Kansas City and served as a bank officer and director of the Peoples' National Bank of Ottawa, KS, Hume Bank, Council Grove National Bank, First Bank and the Investment Committee of Franklin Savings Association. In 1960 he was elected to the Kansas State House of Representatives to which he was reelected twice, in 1962 and 1964. During his term, he chaired the Water Resources Committee and the Economic Development Committee.

      Mr. Angell received a BA from Ottawa University in 1952 and an MA in Economics, Phi Beta Kappa, from the University of Kansas in
1953.  He holds a PhD in Economics from the University of Kansas.

      Mr. Angell is the recipient of numerous honors and awards, including Who's Who in America, honorary Doctor of Humane Letters from Ottawa University, Distinguished Kansan of the Year of the Native Sons and Daughters and Distinguished Service Award from the Alumni Association of Ottawa University.

      The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading worldwide investment banking and securities trading firm, serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has over 7,000 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, San Francisco and Washington, DC; and an international presence in Beijing, Frankfurt, Geneva, Hong Kong, Karachi, London, Madrid, Manila, Paris, Sao Paulo, Shanghai and Tokyo. As of March 25,
1994, total capital, including long-term borrowings, was approximately $5.4 billion. Book value as of March 25, 1994 was $14.90 per share, based on 123,342,606 shares outstanding.
































                                THE BEAR STEARNS COMPANIES INC.
                               CONSOLIDATED STATEMENTS OF INCOME
                                          (UNAUDITED)
                                    Three Months Ended                Nine Months Ended
                                March 25,       March 26,         March 25,         March 26,
                                  1994            1993              1994              1993
                                            (In thousands, except share data)
Revenues
   Commissions               $    121,541    $    112,750      $    358,657    $    303,089
   Principal transactions         353,999         318,543         1,004,212         796,752
   Investment banking             103,571          87,939           399,694         213,496
   Interest and dividends         315,269         209,501           888,729         645,708
   Other income                     4,581           5,162            19,587          10,648
     Total revenues               898,961         733,895         2,670,879       1,969,693
   Interest expense               245,324         163,428           679,782         506,486
   Revenues, net of
     interest expense             653,637         570,467         1,991,097       1,463,207

Non-interest expenses
   Employee compensation
    and benefits                  321,042         276,148           989,842         725,211
   Floor brokerage, exchange
    and clearance fees             22,868          21,702            70,329          60,378
   Communications                  19,345          14,845            54,317          43,967
   Occupancy                       19,227          17,994            56,325          52,457
   Depreciation and
    amortization                   12,243           9,815            34,921          30,639
   Advertising and market
    development                    10,997          10,520            34,869          29,888
   Data processing and
    equipment                       7,100           5,963            20,721          20,331
   Other expenses                  44,317          30,053           123,369          97,512
     Total non-interest
      expenses                    457,139         387,040         1,384,693       1,060,383

Income before provision
   for income taxes               196,498         183,427           606,404         402,824
Provision for income taxes         81,048          73,011           251,838         165,158

Net income                   $    115,450    $    110,416      $    354,566    $    237,666

Net income applicable to
   common shares             $    113,144    $    109,677      $    343,366    $    239,834

Earnings per share           $        .93    $        .92      $       2.79    $       1.99

Weighted average common
   and common equivalent
   shares outstanding         121,942,327     119,029,784       123,240,165     120,747,189

Cash dividends declared
   per common share          $        .15    $        .15      $        .45    $        .45

